EXHIBIT 99

MEC Announces Retirement Plan of CEO Robert D. Kamphuis

Kamphuis to Retire on September 30, 2022 After 17 years as CEO

Mayville, WI — March 31, 2022 — Mayville Engineering Company, Inc. (NYSE: MEC) (“MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced that Robert D. Kamphuis has informed the company of his plan to retire from his current roles as Chairman, President and Chief Executive Officer on September 30, 2022.

Mr. Kamphuis joined MEC as President and CEO in 2005, and became Chairman in 2007. Under his leadership, the Company has grown from approximately $62 million in revenue with 660 employees based in three facilities in 2004, to approximately $450 million in revenues with 2,250 employees in 20 facilities in 2021. During that time, the Company completed four important acquisitions, most notably, the acquisitions of Center Manufacturing in 2012 and Defiance Metal Products (DMP) in 2018.

Mr. Kamphuis also oversaw the Company’s transition from a 100% employee-owned organization via its ESOP to a public company via its initial public offering in May 2019, improving the financial position of the Company, and providing additional liquidity options for employee shareholders in the process.

MEC has received numerous accolades during Mr. Kamphuis’ tenure, including being named one of the top 5,000 fastest growing private companies in the U.S. by Inc. magazine during three consecutive years; and being recognized as the largest fabricator in the United States by The FABRICATOR magazine for eleven consecutive years.

“On behalf of the Board and everyone associated with MEC, I would like to congratulate Bob on his planned retirement and thank him for his steadfast leadership and remarkable accomplishments during his more than 16 years leading the company,” noted Tim Christen, a member of MEC’s Board of Directors. “Bob has had a tremendous influence on the company’s success, helping drive significant growth as well as completing its transition to a publicly traded company in 2019. We are particularly proud of the significant financial security Bob’s leadership has created for our employee owners.  We are grateful for all Bob has done for MEC and wish him the best for the future.”

“It has truly been an honor and privilege to lead this company and play my part in its proud 76-year history,” said Robert D. Kamphuis, Chairman, President, and CEO of MEC. “We have made significant progress as a company on all fronts, including investments in leading edge technology and capacity which will support our market leadership for years to come.   I want to thank the board of directors, leadership teams, all of our employee shareholders, customers, supplier partners, and advisors for their support and contributions over the years. Having navigated the pandemic related challenges over the past two years, today MEC is in a strong financial position with a positive outlook and numerous opportunities to grow. I believe it is the right time for me to step aside and let a new leader guide the company to continued future success. I know the next CEO will inherit a world-class team of people from the shop floor to senior leadership.”

MEC will be retaining the services of a nationally recognized executive search firm to conduct a nationwide search for a new Chief Executive Officer.

Forward Looking Statements

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the negative impacts the COVID-19 pandemic has had and will continue to have on our business, financial condition, cash flows, results of operations and supply chain, including the supply chain issues encountered by our original equipment manufacturer customers, the current inflationary pressures on wages, benefits, components, and manufacturing supplies and future uncertain impacts; risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; failure to compete successfully in our markets; our ability to realize net sales represented by our awarded business; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; political and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military, and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities, of which 19 are in operation, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Contact:

Nathan Elwell

Lincoln Churchill Advisors

(847) 530-0249

nelwell@lincolnchurchilladvisors.com